   Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

KVH Industries Contact:	Pat Spratt, Chief Financial Officer 401-847-3327

Investor Relations Contact:	Kellie Nugent, Financial Dynamics 212-850-5600

Complaint Filed Against KVH Industries

MIDDLETOWN, RI – July 22, 2004 – KVH Industries, Inc., (Nasdaq: KVHI) announced that a putative securities class action lawsuit has been filed in the United States District Court for the District of Rhode Island against the company.

The suit, which also names certain officers of the company as defendants, asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 of the act.

The company believes that the claims contained within the complaint are without merit and intends to vigorously defend itself against the lawsuit. The company has retained Foley Hoag LLP as defense counsel.

KVH Industries, Inc., designs and manufactures products that enable mobile communication, navigation, and precision pointing through the use of its proprietary mobile satellite antenna and fiber optic technologies. The company is developing next-generation systems with greater precision, durability, and versatility for communications, navigation, and industrial applications. An ISO 9001-certified company, KVH has headquarters in Middletown, Rhode Island, with a fiber optic and military navigation product manufacturing facility in Tinley Park, Illinois, and a European sales, marketing, and support office in Kokkedal, Denmark.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Various factors could cause the results of KVH Industries, Inc. to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to: the unpredictability of the new and emerging market for mobile satellite communications products in automobiles; the uncertainty of customer demand in that market; anticipated increases in competition against the TracVision A5 and our other products; potential difficulties in achieving significant cost reductions for the TracVision A5; the unpredictability of purchasing schedules and priorities of the relatively small number of customers for our defense products; the significant financial impact of the delay of a single order for our defense products; reductions in our overall gross margins associated with a shift in product mix toward our mobile satellite communications products; our dependence on single production lines for our products; our dependence on sole or limited source suppliers; the need to maintain and expand our distribution network; our dependence on third-party satellite networks for programming and satellite services; failure to develop and market new products successfully; challenges in managing anticipated growth; unforeseen changes in competing technologies and products; worldwide economic variances; poor or delayed research and development results; our dependence on our key executive officers and employees; currency fluctuations, export restrictions and other international risks; potential product liability claims; changing accounting principles; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; the potential need for additional financing; and expenses associated with new corporate governance requirements. Additional factors are discussed in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 7, 2004. Copies are available through the company’s Investor Relations department and web site, www.kvh.com. KVH assumes no obligation to update its forward-looking statements to reflect new information and developments.

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